Exhibit 4.1
FORM OF DEBENTURE
     The indebtedness and other obligations of the Company and its subsidiaries evidenced by this Debenture owed to the Holder are junior and subordinate to the indebtedness and other obligations of the Company and its subsidiaries in accordance with the provisions of the Intercreditor and Subordination Agreement dated as of June 18, 2008, among JPMorgan Chase Bank, N.A., as Senior Agent, Whitebox Advisors, LLC, as Subordinated Noteholder Representative, the Company and certain of its affiliates, as amended from time to time.
NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.
Original Issue Date: June 18, 2008
Original Conversion Price (subject to adjustment herein): $6.50
$
10.75% SECURED CONVERTIBLE DEBENTURE
DUE JUNE 18, 2013
     THIS 10.75% SECURED CONVERTIBLE DEBENTURE is one of a series of duly authorized and validly issued 10.75% Secured Convertible Debentures of Teton Energy Corporation, a Delaware corporation (the “Company”), having its principal place of business at 410 17th Street, Suite 1850, Denver, Colorado, 80202, designated as its 10.75% Secured Convertible Debenture due June 2013 (this debenture, the “Debenture” and, collectively with the other debentures of such series, the “Debentures”).
     FOR VALUE RECEIVED, the Company promises to pay to                                          or its registered assigns (the “Holder”), or shall have paid pursuant to the terms hereunder, the principal sum of $                     on June 18, 2013 (the “Maturity Date”) or such earlier date as this Debenture is required or permitted to be repaid as provided hereunder, and to pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Debenture in accordance with the provisions hereof. This Debenture is subject to the following additional provisions:
     Section 1. Definitions. For the purposes hereof, in addition to the terms defined elsewhere in this Debenture, (a) capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement and (b) the following terms shall have the following meanings:
     “Additional Shares” shall have the meaning set forth in Section 5(f).
     “Alternate Consideration” shall have the meaning set forth in Section 5(e).
     “Bankruptcy Event” means any of the following events: (a) the Company or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any Significant Subsidiary thereof, (b) there is commenced against the Company or any Significant Subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement, (c) the Company or any Significant Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered, (d) the Company or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 calendar days after such appointment, (e) the Company or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors, (f) the Company or any Significant Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts or (g) the Company or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.
     “Beneficial Ownership Limitation” shall have the meaning set forth in Section 4(c).
     “Business Day” means any day except any Saturday, any Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.
     “Buy-In” shall have the meaning set forth in Section 4(d)(v).
     “Change of Control Date” shall have the meaning set forth in Section 5(f).

     “Change of Control Notice” shall have the meaning set forth in Section 5(f).
     “Change of Control Notice Date” shall have the meaning set forth in Section 5(f).
     “Change of Control Period” shall have the meaning set forth in Section 5(f).
     “Change of Control Redemption” shall have the meaning set forth in Section 5(f).
     “Change of Control Redemption Date” shall have the meaning set forth in Section 5(f).
     “Change of Control Redemption Notice” shall have the meaning set forth in Section 5(f).
     “Change of Control Redemption Price” shall have the meaning set forth in Section 5(f).
     “Change of Control Transaction” means the occurrence after the date hereof of any of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 40% of the voting securities of the Company (other than by means of conversion or exercise of the Debentures and the Securities issued together with the Debentures), (b) the Company merges into or consolidates with any other Person, or any Person merges into or consolidates with the Company and, after giving effect to such transaction, the stockholders of the Company immediately prior to such transaction own less than 60% of the aggregate voting power of the Company or the successor entity of such transaction, (c) the Company sells or transfers all or substantially all of its assets to another Person and the stockholders of the Company immediately prior to such transaction own less than 60% of the aggregate voting power of the acquiring entity immediately after the transaction, (d) a replacement at one time or within a three year period of more than one-half of the members of the Board of Directors which is not approved by a majority of those individuals who are members of the Board of Directors on the date hereof (or by those individuals who are serving as members of the Board of Directors on any date whose nomination to the Board of Directors was approved by a majority of the members of the Board of Directors who are members on the date hereof), or (e) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (d) above.
     “Company Optional Redemption” shall have the meaning set forth in Section 6(a).

     “Company Optional Redemption Amount” means the sum of (a) 100% of the then outstanding principal amount of the Debenture, (b) accrued but unpaid interest in respect of the Debenture, (c) all liquidated damages and other amounts due, if any, in respect of the Debenture, and (d) any Interest Make-Whole.
     “Company Optional Redemption Date” shall have the meaning set forth in Section 6(a).
     “Company Optional Redemption Notice” shall have the meaning set forth in Section 6(a).
     “Company Optional Redemption Notice Date” shall have the meaning set forth in Section 6(a).
     “Company Optional Redemption Period” shall have the meaning set forth in Section 6(a).
     “Conversion Date” shall have the meaning set forth in Section 4(a).
     “Conversion Price” shall have the meaning set forth in Section 4(b).
     “Conversion Schedule” means the Conversion Schedule in the form of Schedule 1 attached hereto.
     “Conversion Shares” means, collectively, the shares of Common Stock issued or issuable upon conversion of this Debenture in accordance with the terms hereof, including without limitation shares of Common Stock issued or issuable, if any, as Make Whole Interest and any Additional Shares.
     “Debenture Register” shall have the meaning set forth in Section 2(b).
     “Equity Conditions” means, during the period in question, (a) the Company shall have duly honored all conversions and redemptions scheduled to occur or occurring by virtue of one or more Notices of Conversion of the Holder, if any, (b) the Company shall have paid all liquidated damages and other amounts owing to the Holder in respect of this Debenture, (c) there is an effective Registration Statement pursuant to which the Holder is permitted to utilize the prospectus thereunder to resell all of the shares of Common Stock issuable pursuant to the Transaction Documents (and the Company believes, in good faith, that such effectiveness will continue uninterrupted for the foreseeable future), as determined by outside counsel to the Company pursuant to a written opinion letter to such effect, addressed and acceptable to the Transfer Agent and the Holder, (d) the Common Stock is trading on a Trading Market and all of the shares issuable pursuant to the Transaction Documents are listed or quoted for trading on such Trading Market (and the Company believes, in good faith, that trading of the Common Stock on a Trading

Market will continue uninterrupted for the foreseeable future), (e) there is a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock for the issuance of all of the shares issuable pursuant to the Transaction Documents (disregarding any limitation on issuance or conversion under such documents), (f) there is no existing Event of Default and no existing event which, with the passage of time or the giving of notice, would constitute an Event of Default, (g) the issuance of the shares in question (or, in the case of a Company Optional Redemption or a Holder Optional Redemption, the shares issuable upon conversion in full of the applicable Optional Redemption Amount) to the Holder would comply with the limitations set forth in Section 4(c), (h) there has been no public announcement of a pending or proposed Fundamental Transaction or Change of Control Transaction that has not been consummated, (i) the Holder is not in possession of any information provided by the Company that constitutes, or may constitute, material non-public information and (j) for each Trading Day in a period of 20 consecutive Trading Days prior to the applicable date in question, the daily trading volume for the Common Stock on the principal Trading Market exceeds 50,000 shares (subject to adjustment for forward and reverse stock splits and the like) per Trading Day .
     “Event of Default” shall have the meaning set forth in Section 8(a).
     “Fundamental Transaction” shall have the meaning set forth in Section 5(e).
     “Holder Optional Redemption” shall have the meaning set forth in Section 6(b).
     “Holder Optional Redemption Amount” means the sum of (a) 100% of the then outstanding principal amount of the Debenture, (b) accrued but unpaid interest in respect of the Debenture and (c) all liquidated damages and other amounts due, if any, in respect of the Debenture.
     “Holder Optional Redemption Date” shall have the meaning set forth in Section 6(b).
     “Holder Optional Redemption Notice” shall have the meaning set forth in Section 6(b).
     “Holder Optional Redemption Notice Date” shall have the meaning set forth in Section 6(b).
     “Holder Optional Redemption Period” shall have the meaning set forth in Section 6(b).
     “Interest Make-Whole” shall have the meaning set forth in Section 2(c).
     “Interest Payment Date” shall have the meaning set forth in Section 2(a).

     “Late Fees” shall have the meaning set forth in Section 2(e).
     “Make-Whole Measurement Period” shall have the meaning set forth in Section 2(d).
     “Mandatory Default Amount” means the sum of (a) the greater of (i) the outstanding principal amount of this Debenture, plus all accrued and unpaid interest hereon, divided by the Conversion Price on the date the Mandatory Default Amount is either (A) demanded (if demand or notice is required to create an Event of Default) or otherwise due or (B) paid in full, whichever results in a lower Conversion Price, multiplied by the VWAP on the date the Mandatory Default Amount is either (x) demanded or otherwise due or (y) paid in full, whichever has a higher VWAP, or (ii) 100% of the outstanding principal amount of this Debenture, plus 100% of accrued and unpaid interest hereon, (b) all other amounts, costs, expenses and liquidated damages due in respect of this Debenture and (c) any Interest Make-Whole.
     “New York Courts” shall have the meaning set forth in Section 9(d).
     “Notice of Conversion” shall have the meaning set forth in Section 4(a).
     “Original Issue Date” means the date of the first issuance of the Debentures, regardless of any transfers of any Debenture and regardless of the number of instruments which may be issued to evidence such Debentures.
     “Permitted Indebtedness” means (a) the debt evidenced by the $150,000,000 Credit Facility pursuant to that certain Second Amended and Restated Credit Agreement dated as of April 2, 2008 among the Company, JPMorgan Chase Bank, N.A., as administrative agent (“JPMorgan”), and the lenders party thereto (the “Credit Agreement”), as the same may be amended, transferred to other institutional lenders or otherwise refinanced or restated, from time to time, except that no such restatement, refinancing, or amendment shall (i) result in the size of the Credit Facility being greater than $150,000,000 aggregate principal amount (which amount shall include all fees and other amounts paid or payable in connection with such restatement, refinancing, or amendment) or (ii) without the consent of holders of at least 67% in principal amount of the then outstanding Debentures, change the other terms of such Indebtedness from such terms existing on the Original Issue Date so as to adversely affect in any material respect the holders of the Debentures; (b) the indebtedness evidenced by the Debentures; (c) the Indebtedness existing on the Original Issue Date and set forth on Schedule 3.1(aa) attached to the Purchase Agreement, as the same may be amended, transferred to other institutional lenders or otherwise refinanced or restated, from time to time, except that no such restatement, refinancing, or amendment shall (i) result in the principal amount of any such Indebtedness (which amount shall include all fees and other amounts paid or payable in connection with such restatement, refinancing, or amendment) being greater than the principal amount thereof on the Original Issue Date or (ii) without the consent of holders of at least 67% in principal amount of the then outstanding Debentures, change the other terms of such Indebtedness (including without limitation with respect to liens, collateral, subordination, average life, stated maturity and obligors) from the terms existing on the Original Issue Date so as to adversely affect in any material respect the holders of the Debentures; and (d) up to $30,000,000 of additional indebtedness that is expressly subordinated to the Debentures pursuant to a written Intercreditor Agreement with the Purchasers that is reasonably acceptable to the holders of at least 67% in principal amount of the then outstanding Debentures.
     “Permitted Lien” means the individual and collective reference to the following: (a) Liens in connection with Permitted Indebtedness referred to in clauses (a) and (c) of the definition of Permitted Indebtedness; (b) Liens for taxes, assessments and other governmental charges or levies not yet due or Liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Company) have been established in accordance with GAAP; and (c) Liens imposed by law which were incurred in the ordinary course of the Company’s business, such as carriers’, warehousemen’s and mechanics’ Liens, statutory landlords’ Liens, and other similar Liens arising in the ordinary course of the Company’s business, and which (x) do not individually or in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Company and its consolidated Subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing for the foreseeable future the forfeiture or sale of the property or asset subject to such Lien.
     “Public Information Failure” shall have the meaning set forth in Section 2(e).
     “Purchase Agreement” means the Securities Purchase Agreement, dated as of June 9, 2008 among the Company and the original holders, as amended, modified or supplemented from time to time in accordance with its terms.
     “Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date of the Purchase Agreement, among the Company and the original Holders, as amended, modified or supplemented from time to time in accordance with its terms.
     “Registration Statement” means a registration statement under the Securities Act that registers the resale of all Conversion Shares of the Holder, names the Holder as a “selling stockholder” therein, contains a prospectus not subject to any blackout, suspension or stop order, and otherwise meets the requirements of the Registration Rights Agreement.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     “Share Delivery Date” shall have the meaning set forth in Section 4(d)(ii).
     “Subsidiary” shall have the meaning set forth in the Purchase Agreement.
     “Stock Price” shall have the meaning set forth in Section 5(f).
     “Trading Day” means a day on which the principal Trading Market is open for business.
     “Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the American Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board.
     “Transaction Documents” shall have the meaning set forth in the Purchase Agreement.
     “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted for trading as reported by Bloomberg L.P. (utilizing a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)); (b) if the Common Stock is not then listed or quoted on the Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board; (c) if the Common Stock is not then quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Company.
     Section 2. Interest.
     a) Payment. The Company shall pay interest to the Holder on the aggregate unconverted and then-outstanding principal amount of this Debenture at the rate of 10.75% per annum, payable semiannually on January 1 and July 1, in arrears, beginning on the first such date after the Original Issue Date, on each Conversion Date (as to that principal amount then being converted), on each Company Optional Redemption Date or Holder Optional Redemption Date (as to that principal amount then being redeemed) and on the Maturity Date (each such date, an “Interest Payment Date”) (if any Interest

Payment Date is not a Business Day, then the applicable payment shall be due on the next succeeding Business Day), in cash.
     b) Interest Calculations. Interest shall be calculated on the basis of a 360-day year, consisting of twelve 30 calendar-day periods and shall accrue daily commencing on the Original Issue Date until payment in full of the outstanding principal, together with all accrued and unpaid interest, liquidated damages and other amounts which may become due hereunder, has been made. Interest hereunder will be paid to the Person in whose name this Debenture is registered on the records of the Company regarding registration and transfers of this Debenture (the “Debenture Register”).
     c) Interest Make-Whole. Upon any conversion or redemption (other than pursuant to a Holder Optional Redemption) of all or any portion of this Debenture prior to the third anniversary of the Original Issue Date, the Holder shall be entitled to receive the present value of all interest which would have accrued on the principal amount being converted or redeemed after the date of such conversion or redemption if no payment of such principal amount were made prior to such third anniversary of the Original Issue Date, in cash (the “Interest Make-Whole”). The present value of such future-accrued interest shall be calculated by discounting in accordance with accepted financial practice all such future-accruing interest on the principal amount being converted or redeemed from their respective scheduled due dates to the date on which payment on such principal is to be made by the yield-to-maturity interest rate for United States Treasury bills of comparable maturity to the third anniversary of the Original Issue Date as of the applicable conversion date or redemption date, as applicable, as reported in The Wall Street Journal.
     d) Calculation of Interest Make-Whole Shares. Amounts due under Section 2(c) (other than in connection with the payment of any Change in Control Redemption Price and any Mandatory Default Amount) may, at the option of the Company, be made in registered shares of Common Stock of the Company upon irrevocable notice to holders no less than two (2) trading days prior to the start of the Make-Whole Measurement Period, subject to satisfaction of the conditions in the immediately following sentence. Payment in shares of Common Stock pursuant to this Section 2(d) may only occur if each of the Equity Conditions shall have been met (unless waived in writing by the Holder) on each Trading Day during the Make-Whole Measurement Period and through and including the date such shares are issued to the Holder. When making any payment under Section 2(c) using common stock of the Company, the value of each such share of stock shall be determined based on ninety percent (90%) of the lower of the (i) VWAP for such stock for the ten (10) Trading Days immediately prior to the date such payment is due pursuant to Section 2(c) (“Make-Whole Measurement Period”), and (ii) the closing price of the stock on the day immediately preceding the conversion date or redemption date, as applicable; provided, that until and unless the Company has received any approval of its stockholders required under Amex Rule 713 or any equivalent rule of any other applicable Trading Market, the value of such shares used in such determination may not be less than the closing price of the Common Stock on AMEX or such other applicable Trading Market on the execution date of the Purchase Agreement. In the event that the Company has not received the necessary approval under AMEX Rule 713 or any equivalent rule of any other applicable Trading Market, then such payment will be made in cash pursuant to Section 2(c).
     e) Late Fee. All overdue accrued and unpaid interest to be paid hereunder shall entail a late fee on such unpaid interest (and not on the entire principal amount) at an interest rate equal to the lesser of 18% per annum or the maximum rate permitted by applicable law (the “Late Fees”) which shall accrue daily from the date such interest is due hereunder through and including the date of actual payment in full. In addition, subject to Section 8, if the Company does not meet the current public information requirements as in effect under Rule 144 as they may exist from time to time in respect of the Conversion Shares and the Holder cannot freely resell the Conversion Shares on a Trading Market pursuant to Rule 144 for a period of 3 months (a “Public Information Failure”), then, as of the first day following such Public Information Failure, interest on this Debenture shall accrue at an interest rate equal to 12% per annum until such date as the Company satisfies the current public information requirements under Rule 144 such that the Holder is able to freely resell all the Conversion Shares on a Trading Market.
     f) Increase in Interest Rate for Failure of Debenture or Exchanged Debenture to be DTC Eligible. In the event the Company fails to exchange this Debenture for an Exchanged Debenture that is DTC Eligible within 120 days from the Original Issue Date, then on the 121st day the rate of interest payable to the Holder shall increase to 11.75% per annum until such time as the Holder has received an Exchanged Debenture that is DTC Eligible, at which time the rate of interest payable to the Holder shall return to 10.75% per annum.
     g) Prepayment. Except as otherwise set forth in this Debenture, the Company may not prepay any portion of the principal amount of this Debenture without the prior written consent of the Holder.
     Section 3. Registration of Transfers and Exchanges; Other Exchanges.
     a) Different Denominations. This Debenture is exchangeable for an equal aggregate principal amount of Debentures of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be payable for such registration of transfer or exchange.
     b) Investment Representations. This Debenture has been issued subject to certain investment representations of the original Holder set forth in the Purchase Agreement and may be transferred or exchanged only in compliance with the Purchase Agreement and applicable federal and state securities laws and regulations.

     c) Reliance on Debenture Register. Prior to due presentment for transfer to the Company of this Debenture, the Company and any agent of the Company may treat the Person in whose name this Debenture is duly registered on the Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Debenture is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.
     d) Exchange for DTC Eligible Debenture. The Company shall exchange and retire this Debenture for an Exchanged Debenture upon the completion of all necessary documentation to create the Exchanged Debenture and presentation of this Debenture to the Company by the Holder.
     Section 4. Conversion.
     a) Voluntary Conversion. At any time after the Original Issue Date until this Debenture is no longer outstanding, the principal amount of this Debenture shall be convertible, in whole or in part, into shares of Common Stock at the option of the Holder, at any time and from time to time (subject to the conversion limitations set forth in Section 4(c) hereof). The Holder shall effect conversions by delivering to the Company a Notice of Conversion, the form of which is attached hereto as Annex A (each, a “Notice of Conversion”), specifying therein the principal amount of this Debenture to be converted and the date on which such conversion shall be effected (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion is deemed delivered hereunder. To effect conversions hereunder, the Holder shall not be required to physically surrender this Debenture to the Company unless the entire principal amount of this Debenture has been so converted, and all accrued and unpaid interest thereon has been paid. Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Debenture in an amount equal to the applicable conversion. The Holder and the Company shall maintain records showing the principal amount(s) converted and the date of such conversion(s). The Company may deliver a valid objection to any Notice of Conversion promptly but in any event within 3 Business Days of delivery of such Notice of Conversion. Absent manifest error, the Holder’s records showing the principal amount(s) converted and the date of such conversion(s) shall be determinative. The Holder, and any assignee by acceptance of this Debenture, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Debenture, the unpaid and unconverted principal amount of this Debenture may be less than the amount stated on the face hereof.
     b) Conversion Price. The conversion price in effect on any Conversion Date shall be equal to $6.50, subject to adjustment herein (the “Conversion Price”).

     c) Conversion Limitations. The Company shall not effect any conversion of this Debenture, and a Holder shall not have the right to convert any portion of this Debenture, to the extent that after giving effect to the conversion set forth on the applicable Notice of Conversion, the Holder (together with the Holder’s Affiliates, and any other person or entity acting as a group together with the Holder or any of the Holder’s Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below).  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of this Debenture with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted principal amount of this Debenture beneficially owned by the Holder or any of its Affiliates and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, any other Debentures) beneficially owned by the Holder or any of its Affiliates.  Except as set forth in the preceding sentence, for purposes of this Section 4(c), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 4(c) applies, the determination of whether this Debenture is convertible (in relation to other securities owned by the Holder together with any Affiliates) and of which principal amount of this Debenture is convertible shall be in the sole discretion of the Holder, and the submission of a Notice of Conversion shall be deemed to be the Holder’s determination of whether this Debenture may be converted (in relation to other securities owned by the Holder together with any Affiliates) and which principal amount of this Debenture is convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, the Holder will be deemed to represent to the Company each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 4(c), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (A) the Company’s most recent periodic or annual report, as the case may be; (B) a more recent public announcement by the Company; or (C) a more recent notice by the Company or the Company’s transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall within two Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Debenture, by the Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported.

The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of this Debenture held by the Holder. The Holder, upon not less than 61 days’ prior notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 4(c), provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Debenture held by the Holder and the Beneficial Ownership Limitation provisions of this Section 4(c) shall continue to apply. Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Company. The Beneficial Ownership Limitation provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 4(c) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Debenture.
     d) Mechanics of Conversion.
     i. Conversion Shares Issuable Upon Conversion of Principal Amount. The number of Conversion Shares issuable upon a conversion hereunder shall be equal to the quotient obtained by dividing (x) the outstanding principal amount of this Debenture to be converted by (y) the Conversion Price.
     ii. Delivery of Certificate Upon Conversion. Not later than three Trading Days after each Conversion Date (the “Share Delivery Date”), the Company shall deliver, or cause to be delivered, to the Holder (A) a certificate or certificates representing the Conversion Shares which, on or after the earlier of (i) the six month anniversary of the Original Issue Date (unless the Holder is then an Affiliate of the Company) and (ii) the Effective Date, shall be free of restrictive legends and trading restrictions (other than those which may then be required by the Purchase Agreement) representing the number of Conversion Shares being acquired upon the conversion of this Debenture, (B) a bank check or wire of immediately available funds, at the Company’s option, in the amount of accrued and unpaid interest, and (C) as to Conversion Dates that occur prior to the three year anniversary of the Original Issue Date, a bank check or wire transfer in the amount equal to the Interest Make-Whole. On or after the earlier of (i) the six month anniversary of the Original Issue Date and (ii) the Effective Date, the Company shall use its commercially reasonable efforts to deliver any certificate or certificates required to be delivered by the Company under this Section 4(d) electronically through the Depository Trust Company or another established clearing corporation performing similar functions.

     iii. Failure to Deliver Certificates. If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by the applicable Holder by the third Trading Day after the Conversion Date, the Holder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such certificate or certificates, to rescind such Conversion, in which event the Company shall promptly return to the Holder any original Debenture delivered to the Company and the Holder shall promptly return to the Company the Common Stock certificates representing the principal amount of this Debenture unsuccessfully tendered for conversion to the Company.
     iv. Obligation Absolute; Partial Liquidated Damages. The Company’s obligations to issue and deliver the Conversion Shares upon conversion of this Debenture in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Company of any such action the Company may have against the Holder. In the event the Holder of this Debenture shall elect to convert any or all of the outstanding principal amount hereof, the Company may not refuse conversion based on any claim that the Holder or anyone associated or affiliated with the Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and or enjoining conversion of all or part of this Debenture shall have been sought and obtained and the Company posts a surety bond for the benefit of the Holder in the amount of 150% of the outstanding principal amount of this Debenture, which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of such injunction, the Company shall issue Conversion Shares or, if applicable, cash, upon a properly noticed conversion. If the Company fails for any reason to deliver to the Holder such certificate or certificates pursuant to Section 4(d)(ii) by the third Trading Day after the Conversion Date, the Company shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of principal amount being converted, $10 per Trading Day (increasing to $20 per Trading Day on the fifth Trading Day after such liquidated damages begin to accrue) for each Trading Day after such third Trading Day until such certificates are delivered. Nothing herein shall limit a Holder’s right to pursue actual damages or declare an Event of Default pursuant to Section 8 hereof for the

Company’s failure to deliver Conversion Shares within the period specified herein and the Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.
     v. Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Conversion. In addition to any other rights available to the Holder, if the Company fails for any reason to deliver to the Holder such certificate or certificates by the Share Delivery Date pursuant to Section 4(d)(ii), and if after such Share Delivery Date the Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder or its brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Conversion Shares which the Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Company shall (A) pay in cash to the Holder (in addition to any other remedies available to or elected by the Holder) the amount by which (x) the Holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that the Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of the Holder, either reissue (if surrendered) this Debenture in a principal amount equal to the principal amount of the attempted conversion or deliver to the Holder the number of shares of Common Stock that would have been issued if the Company had timely complied with its delivery requirements under Section 4(d)(ii). For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of this Debenture with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon conversion of this Debenture as required pursuant to the terms hereof.
     vi. Reservation of Shares Issuable Upon Conversion. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of this Debenture, as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Debentures), not less than such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 5) upon the conversion of the outstanding principal amount of this Debenture. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable and, if the Registration Statement is then effective under the Securities Act, shall be registered for public sale in accordance with such Registration Statement.
     vii. Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of this Debenture. As to any fraction of a share which Holder would otherwise be entitled to purchase upon such conversion, the Company shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.
     viii. Transfer Taxes. The issuance of certificates for shares of the Common Stock on conversion of this Debenture shall be made without charge to the Holder hereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that, the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of this Debenture so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.
     Section 5. Certain Adjustments.
     a) Stock Dividends and Stock Splits. If the Company, at any time while this Debenture is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon conversion of the Debentures), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.
     b) [RESERVED]
     c) Subsequent Rights Offerings. If the Company, at any time while the Debenture is outstanding, shall issue rights, options or warrants to all holders of Common Stock (and not to Holders) entitling them to subscribe for or purchase shares of Common Stock at a price per share that is lower than the VWAP on the record date referenced below, then the Conversion Price shall be multiplied by a fraction of which the denominator shall be the number of shares of the Common Stock outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase underlying such rights or warrants, and of which the numerator shall be the number of shares of the Common Stock outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered (assuming delivery to the Company in full of all consideration payable upon exercise of such rights, options or warrants) would purchase at such VWAP. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants.
     d) Pro Rata Distributions. If the Company, at any time while this Debenture is outstanding, distributes to all holders of Common Stock (and not to the Holders) evidences of its indebtedness or assets (including cash and periodic or extraordinary cash dividends) or rights or warrants to subscribe for or purchase any security, then in each such case the Conversion Price shall be adjusted by multiplying such Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to 1 outstanding share of the Common Stock as determined by the Board of Directors of the Company in good faith. In either case the adjustments shall be described in a statement delivered to the Holder describing the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to 1 share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

     e) Fundamental Transaction. If, at any time while this Debenture is outstanding, (i) the Company effects any merger or consolidation of the Company with or into another Person, (ii) the Company effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of this Debenture, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of 1 share of Common Stock (the “Alternate Consideration”). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one (1) share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Debenture following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Holder a new debenture consistent with the foregoing provisions and evidencing the Holder’s right to convert such debenture into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 5(e) and insuring that this Debenture (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.
     f) Change in Control Transaction. If the Fundamental Transaction is also a Change in Control Transaction, then the Holder shall have the right to cause the Company to redeem this Debenture or to have an adjustment of the Conversion Price and/or Conversion Shares, as set forth below. No later than 20 Trading Days prior to the consummation of a Change of Control (such date of consummation of a Change of Control, the “Change of Control Date”), but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof to the Holders (a “Change of Control Notice” and the date of such Change of Control Notice, the “Change of Control Notice Date”). Such Change of Control Notice shall state:

               (A)  the events causing the Change of Control;
               (B)  the Change of Control Date or anticipated Change of Control Date of such Change of Control;
               (C)  the purchase price and whether that price will be paid in cash, shares of common stock, or a combination of cash and shares of common stock; and
               (D)  if applicable, the expected determination of the adjustment to the Conversion Price as set forth pursuant to Section 5(f)(iii) below.
               Simultaneously with the Change of Control Notice, the Company shall issue a press release and timely file a Form 8-K containing the information contained in the Change of Control Notice.
               (i) Change in Control Redemption. At any time during the period (the “Change of Control Period”) beginning after a Holder’s receipt of a Change of Control Notice and ending on the date that is five (5) Trading Days subsequent to the Change of Control Date as set forth in the Change of Control Notice, such Holder may require the Company to redeem (a “Change of Control Redemption”) all or any portion of such Holder’s Debenture by delivering written notice thereof (“Change of Control Redemption Notice”) to the Company, which Change of Control Redemption Notice shall indicate the principal amount the Holder is electing to redeem. Any principal amount of the Debenture subject to redemption pursuant to this Section 5(f) shall be redeemed by the Company in cash at a price equal to the sum of 103% of the principal amount being redeemed together with 100% of any accrued but unpaid interest thereon and the Interest Make-Whole, if any (the “Change of Control Redemption Price”). The Company shall make payment of the Change of Control Redemption Price concurrently with the consummation of such Change of Control if such a Change of Control Redemption Notice is received prior to the consummation of such Change of Control and within 5 Trading Days after the Company’s receipt of such notice otherwise (the “Change of Control Redemption Date”). Notwithstanding anything to the contrary in this Section 5(f), until the Change of Control Redemption Price (together with any interest thereon) is paid in full, the principal amount submitted for redemption under this Section 5(f) may be converted, in whole or in part, by the Holder into Conversion Shares, or in the event the Conversion Date is after the consummation of the Change of Control, shares or equity interests of the successor entity substantially equivalent to the Company’s Common Stock. The parties hereto agree that in the event of the Company’s redemption of any portion of the Debenture under this Section 5(f), the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any redemption premium due under this Section 5(f) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty.
     (ii) Adjustment to Conversion Shares Upon a Change of Control.
          In connection with a Change of Control, the Company will increase the number of Conversion Shares issuable upon conversion of the Debenture by a number of additional shares (the “Additional Shares”) for each $1,000 principal amount of Debenture when converted as described in this Section 5(f)(ii); provided that (A) such increase in Conversion Shares shall not take place if such Change of Control is not consummated and (B) the Company shall issue Conversion Shares (without such increase) on or prior to the fifth (5th) Trading Day following the Conversion Date and the Additional Shares described in Section 5(f)(iii) hereof will be issued after the later to occur of (x) the fifth (5th) Trading Day following the Change of Control Date and (y) the fifth (5th) Trading Day following the relevant Conversion Date. On and after the Change of Control Date, Holders entitled to receive Additional Shares pursuant to this Section 5(f)(ii) shall receive the kind and amount of securities (of the Company or another issuer), cash and other property receivable upon such Change of Control by a holder of the number of shares of Common Stock into which this Debenture was convertible immediately prior to such Change of Control, after giving effect to any adjustment event, based on the number of Additional Shares set forth above.
          The number of Additional Shares will be determined by reference to the table below, based on the Change of Control Date and the price of the Common Stock (the “Stock Price”). If the consideration for the Common Stock consists solely of cash, then the Stock Price will be the cash amount paid per share of the Common Stock. Otherwise, the Stock Price will be the average of the VWAPs for the 5 consecutive Trading Days immediately preceding the Change of Control Date.
          The following table sets forth the number of Additional Shares per $1,000 principal amount of Debenture to be added to the Conversion Shares issuable in connection with the Change of Control referred to in Section 5(f)(ii):

Number of Additional Shares

	Stock Price
	$5.47	$6.00	$6.50	$7.00	$7.50	$8.00	$8.50	$9.00	$9.50	$10.00

Additional Shares

Pricing Date	28.9710	24.3770	21.0950	18.3340	15.9470	13.8590	12.0170	10.3810	8.9190	7.6070
Pricing Date + 1 Year	28.9710	18.2100	15.6260	13.6360	11.9350	10.4480	9.1360	7.9690	6.9260	5.9870
Pricing Date + 2 Years	28.9710	15.5710	8.7830	7.6080	6.6950	5.8990	5.1960	4.5720	4.0140	3.5110
Pricing Date + 3 Years	28.9710	12.8210	4.3915	3.8040	3.3475	2.9495	2.5980	2.2860	2.0070	1.7555
          The Stock Prices set forth in the table will be adjusted as of any date on which the Conversion Price is adjusted. The adjusted Stock Prices will equal the Stock Prices applicable immediately prior to the adjustment divided by a fraction, the numerator of which is the Conversion Price immediately prior to the adjustment to the Conversion Price and the denominator of which is the Conversion Price as so adjusted.
          The exact Stock Price and Change of Control Date may not be set forth in the table, in which case:
          (A) if the Stock Price is between two Stock Prices in the table or the Change of Control Date is between two Change of Control Dates in the table, the number of Additional Shares will be determined by straight-line interpolation between the Additional Share amounts set forth for the higher and lower Stock Prices and the two Change of Control Dates, as applicable, based on a 365-day year;
          (B) if the Stock Price is in excess of $10.00 per share (subject to adjustment in the same manner as the Stock Price), no Additional Shares will be added to the Conversion Shares; and
          (C) if the Stock Price is less than or equal to $5.47 per share (subject to adjustment in the same manner as the Stock Price), no Additional Shares will be added to the Conversion Shares.
     g) Calculations. All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 5, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Company) issued and outstanding.
     h) Notice to the Holder.
     i. Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 5, the Company shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.
     ii. Notice to Allow Conversion by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, (E) the Company shall be subject to a Fundamental Transaction or a Change in Control Transaction, or (F) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of this Debenture, and shall cause to be delivered to the Holder at its last address as it shall appear upon the Debenture Register, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder is entitled to convert this Debenture during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice.

     Section 6. Redemption.
     a) Optional Redemption at Election of Company. Subject to the provisions of this Section 6(a), at any time after the 2-year anniversary of the Original Issue Date, provided that the VWAP of the Common Stock has been at least 150% of the Conversion Price for any 20 out of 30 consecutive Trading Days, such 30 consecutive Trading Day period beginning only after the 2-year anniversary of the Original Issue Date, then, within 1 Trading Day of the end of such period, the Company may deliver a notice to the Holder (a “Company Optional Redemption Notice” and the date such notice is deemed delivered hereunder, the “Company Optional Redemption Notice Date”) of its irrevocable election to redeem some or all of the then outstanding principal amount of this Debenture for cash in an amount equal to the Company Optional Redemption Amount on the 20th Trading Day following the Company Optional Redemption Notice Date (such date, the “Company Optional Redemption Date”, such 20 Trading Day period, the “Company Optional Redemption Period” and such redemption, the “Company Optional Redemption”). The Company Optional Redemption Amount is payable in full on the Company Optional Redemption Date. The Company may only effect an Company Optional Redemption if each of the Equity Conditions shall have been met (unless waived in writing by the Holder) on each Trading Day during the period commencing on the Company Optional Redemption Notice Date through to the Company Optional Redemption Date and through and including the date payment of the Company Optional Redemption Amount is actually made in full. If any of the Equity Conditions shall cease to be satisfied at any time during the Company Optional Redemption Period through to the Company Optional Redemption Date and through and including the date payment of the Company Optional Redemption Amount is actually made in full, then the Holder may elect to nullify the Company Optional Redemption Notice by notice to the Company within 3 Trading Days after it receives written notice from the Company that any such Equity Condition has not been met, in which case the Company Optional Redemption Notice shall be null and void, ab initio. The Company covenants and agrees that it will honor all Notices of Conversion tendered from the time of delivery of the Company Optional Redemption Notice through the date all amounts owing thereon are due and paid in full. The Company’s determination to effect a Company Optional Redemption shall be applied ratably to all of the holders of the then outstanding Debentures.
     b) Optional Redemption at Election of Holder. Subject to the provisions of this Section 6(b), at any time prior to the three month anniversary of the Original Issue Date, the Holder may deliver a notice to the Company (an “Holder Optional Redemption Notice” and the date such notice is deemed delivered hereunder, the “Holder Optional Redemption Notice Date”) of its election to require the Company redeem up to 25% of the original face principal amount of this Debenture for cash in an amount equal to the Holder Optional Redemption Amount on the 20th Trading Day following the Holder Optional Redemption Notice Date (such date, the “Holder Optional Redemption Date”, such 20 Trading Day period, the “Holder Optional Redemption Period” and such redemption, the “Holder Optional Redemption”). The Holder Optional Redemption

Amount is payable in full on the Holder Optional Redemption Date. The Company covenants and agrees that it will honor all Notices of Conversion tendered from the time of delivery of the Holder Optional Redemption Notice through the date all amounts owing thereon are due and paid in full.
     c) Redemption Procedure. The payment of cash or issuance of Common Stock, as applicable, pursuant to a Company Optional Redemption or a Holder Optional Redemption shall be payable on the Company Optional Redemption Date or the Holder Optional Redemption Date, as applicable. If any portion of the payment pursuant to an Optional Redemption shall not be paid by the Company by the applicable due date, interest shall accrue thereon at an interest rate equal to the lesser of 18% per annum or the maximum rate permitted by applicable law until such amount is paid in full. Notwithstanding anything herein contained to the contrary, if any portion of the Company Optional Redemption Amount or the Holder Optional Redemption Amount remains unpaid after such date, the Holder may elect, by written notice to the Company given at any time thereafter, to invalidate such Optional Redemption, ab initio, and, with respect to the Company’s failure to honor the Optional Redemption, the Company shall have no further right to exercise such Optional Redemption. The Holder may elect to convert the outstanding principal amount of the Debenture pursuant to Section 4 prior to actual payment in cash for any redemption under this Section 6 by the delivery of a Notice of Conversion to the Company. Upon completion of any redemption provided for under this Section 6, the Company will promptly and in no event later than four (4) Business Days file a Current Report on Form 8-K disclosing the material details of such redemption.
     Section 7. Negative Covenants. As long as any portion of this Debenture remains outstanding, unless the holders of at least 67% in principal amount of the then outstanding Debentures shall have otherwise given prior written consent, the Company shall not, and shall not permit any of its subsidiaries (whether or not a Subsidiary on the Original Issue Date) to, directly or indirectly:
     a) other than Permitted Indebtedness and except as provided in the Credit Agreement, enter into, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money of any kind, including, but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom; provided, that, any such additional Indebtedness effected through the Credit Agreement, when combined with other existing Indebtedness of the Credit Agreement, shall not exceed $150,000,000 in aggregate principal amount;
     b) other than Permitted Liens and except as provided in the Credit Agreement, enter into, create, incur, assume or suffer to exist any Liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom; provided, that, any such additional

Liens effected through the Credit Agreement, when combined with other existing Liens under the Credit Agreement, shall not secure Indebtedness with an aggregate principal amount in excess of $150,000,000;
     c) amend its charter documents, including, without limitation, its certificate of incorporation and bylaws, in any manner that materially and adversely affects any rights of the Holder;
     d) repay, repurchase or offer to repay, repurchase or otherwise acquire more than an amount of shares of its Common Stock or Common Stock Equivalents equal to $200,000, other than as to (i) the Conversion Shares as permitted or required under the Transaction Documents and (ii) repurchases of Common Stock or Common Stock Equivalents of departing officers and directors of the Company, provided that such repurchases shall not exceed an aggregate of $100,000 for all officers and directors during the term of this Debenture;
     e) repay, repurchase or offer to repay, repurchase or otherwise acquire any Indebtedness, other than (i) the Debentures if on a pro-rata basis or (ii) regularly scheduled principal and interest payments as such terms are in effect as of the Original Issue Date, provided that such payments shall not be permitted if, at such time, or after giving effect to such payment, any Event of Default exists or occurs (unless such payments are required to be made under the Credit Agreement and are permitted to be made under the Intercreditor and Subordination Agreement);
     f) pay cash dividends or distributions on any equity securities of the Company;
     g) enter into any transaction with any Affiliate of the Company which would be required to be disclosed in any public filing with the Commission, unless such transaction is otherwise permitted under the Transaction Documents and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate; or
     h) enter into any agreement with respect to any of the foregoing.
     Section 8. Events of Default.
     a) “Event of Default” means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

     i. any default in the payment of (A) the principal amount of any Debenture or (B) interest, liquidated damages other amounts owing to a Holder on any Debenture, as and when the same shall become due and payable (whether on a Conversion Date, any redemption date or the Maturity Date or by acceleration or otherwise;
     ii. the Company shall fail to observe or perform any other covenant or agreement contained in the Debentures (other than a breach by the Company of its obligations to deliver shares of Common Stock to the Holder upon conversion, which breach is addressed in clause (x) below) which failure is not cured, if possible to cure, within 10 Trading Days after the earlier of (A) the Company’s becoming aware of such failure and (B) notice of such failure sent by the Holder or by any other Holder to the Company;
     iii.  the Company shall fail to observe or perform any covenants or agreements contained in Section 4.6, 4.7, 4.9, 4.10, 4.12, 4.13 and 4.17 of the Purchase Agreement, which failure is not cured, if possible to cure, within 10 Trading Days after the earlier of (A) the Company’s becoming aware of such failure and (B) notice of such failure sent by the Holder or by any other Holder to the Company;
     iv. any representation or warranty made by the Company in the Debenture or in Section 3.1(c), (d), (f), or (g) in the Purchase Agreement shall be untrue or incorrect in any material respect as of the date when made or deemed made;
     v. a default or event of default (subject to any grace or cure period provided in the applicable agreement, document or instrument) shall occur under (A) any of the Transaction Documents other than another Debenture or (B) under the documents governing any Permitted Indebtedness or any other material agreement, lease, document or instrument to which the Company or any Subsidiary is obligated;
     vi. the Company or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) shall be subject to a Bankruptcy Event;
     vii. the Company or any Subsidiary shall default on any of its obligations under any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement that (a) involves an obligation the greater of $1,000,000 or five percent (5%) of the then effective Conforming Borrowing Base, as defined in the

Credit Agreement, whether such indebtedness now exists or shall hereafter be created, and (b) results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;
     viii. the Common Stock shall not be eligible for listing or quotation for trading on a Trading Market and shall not be eligible to resume listing or quotation for trading thereon within 10 Trading Days;
     ix. if the Company does not meet the current public information requirements as in effect under Rule 144 as they may exist from time to time in respect of the Conversion Shares and the Holder cannot freely resell the Conversion Shares on a Trading Market pursuant to Rule 144 for a period of 3 months;
     x. the Company shall fail for any reason to deliver certificates to a Holder prior to the seventh Trading Day after a Conversion Date pursuant to Section 4(d) or the Company shall provide at any time notice to the Holder, including by way of public announcement, of the Company’s intention to not honor requests for conversions of any Debentures in accordance with the terms hereof;
     xi. any monetary judgment, writ or similar final process shall be entered or filed against the Company, any subsidiary or any of their respective property or other assets for more than the greater of $1,000,000 or five percent (5%) of the then effective Conforming Borrowing Base as defined in the Credit Agreement, and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of 60 calendar days; and
     xii. if any of the Security Documents ceases to be in full force and effect (including failure to create a valid and perfected second priority lien on and security interest in all the Collateral (as defined in the Security Documents) at any time for any reason.
     b) Remedies Upon Event of Default. If any Event of Default occurs, the outstanding principal amount of this Debenture, plus accrued but unpaid interest, liquidated damages and other amounts owing in respect thereof through the date of acceleration, shall become, at the Holder’s election, immediately due and payable in cash at the Mandatory Default Amount. Commencing upon the occurrence of any Event of Default the interest rate on this Debenture shall accrue at an interest rate equal to the lesser of 18% per annum or the maximum rate permitted under applicable law. Upon the payment in full of the Mandatory Default Amount, the Holder shall promptly surrender this Debenture to or as directed by the Company. In connection with such acceleration described herein, the Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of the Debenture until such time, if any, as the Holder receives full payment pursuant to this Section 8(b). No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

     Section 9. Miscellaneous.
     a) Notices. Any and all notices or other communications or deliveries to be provided by the Holder hereunder, including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Company, at the address set forth above, or such other facsimile number or address as the Company may specify for such purpose by notice to the Holder delivered in accordance with this Section 9(a). Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of the Holder appearing on the books of the Company, or if no such facsimile number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified on the signature page prior to 5:30 p.m. (New York City time), (ii) the date immediately following the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified on the signature page between 5:30 p.m. (New York City time) and 11:59 p.m. (New York City time) on any date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service or (iv) upon actual receipt by the party to whom such notice is required to be given.
     b) Absolute Obligation. Except as expressly provided herein, no provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, liquidated damages and accrued interest, as applicable, on this Debenture at the time, place, and rate, and in the coin or currency, herein prescribed. This Debenture is a direct debt obligation of the Company. This Debenture ranks pari passu with all other Debentures now or hereafter issued under the terms set forth herein.
     c) Lost or Mutilated Debenture. If this Debenture shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Debenture, or in lieu of or in substitution for a lost, stolen or destroyed Debenture, a new Debenture for the principal amount of this Debenture so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Debenture, and of the ownership hereof, reasonably satisfactory to the Company.
     d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Debenture shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Debenture and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Debenture or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of this Debenture, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.
     e) Waiver and Amendment. No provision of this Debenture may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Company and the Holder, except that Section 7 hereof may be waived or amended with the prior written consent of the holders of at least 67% of the principal amount of Debentures then outstanding (provided that any Debentures held by the Company and its Affiliates shall be deemed not to be outstanding for this purpose and no consideration shall be offered or paid to any holder of Debentures to consent to any such amendment or waiver unless the same consideration is offered to all holders of the Debentures). Any waiver by the Company or the Holder of a breach of any provision of this Debenture shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Debenture. The failure of the Company or the Holder to insist upon strict adherence to any term of this Debenture on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Debenture. Any waiver by the Company or the Holder must be in writing.
     f) Severability. If any provision of this Debenture is invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Debenture as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this indenture, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.
     g) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.
     h) Headings. The headings contained herein are for convenience only, do not constitute a part of this Debenture and shall not be deemed to limit or affect any of the provisions hereof.
     i) Assumption.  Any successor to the Company or any surviving entity in a Fundamental Transaction shall (i) assume, prior to such Fundamental Transaction, all of the obligations of the Company under this Debenture and the other Transaction Documents pursuant to written agreements in form and substance satisfactory to the Holder (such approval not to be unreasonably withheld or delayed) and (ii) issue to the Holder a new debenture of such successor entity evidenced by a written instrument substantially similar in form and substance to this Debenture, including, without limitation, having a principal amount and interest rate equal to the principal amount and the interest rate of this Debenture and having similar ranking to this Debenture, which shall be satisfactory to the Holder (any such approval not to be unreasonably withheld or delayed).  The provisions of this Section 9(i) shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations of this Debenture.
     j) Secured Obligation. The obligations of the Company under this Debenture are secured pursuant to the Security Agreement and the Mortgages between the Company, the Subsidiaries and the Secured Parties (as defined therein) granting a second lien on all those assets of the Company and each Subsidiary, with respect to which JP Morgan has a first lien pursuant to the Credit Agreement.

*********************
(Signature Pages Follow)

     IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed by a duly authorized officer as of the date first above indicated.
TETON ENERGY CORPORATION
By:
     Name: Dominic J. Bazile II
     Title: Executive Vice President and Chief Operating Officer
Facsimile No. for delivery of Notices: (303) 565-4606

ANNEX A
NOTICE OF CONVERSION
     The undersigned hereby elects to convert principal under the 10.75% Secured Convertible Debenture due June 18, 2013 of Teton Energy Corporation, a Delaware corporation (the “Company”), into shares of common stock (the “Common Stock”), of the Company according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.
     By the delivery of this Notice of Conversion the undersigned represents and warrants to the Company that its ownership of the Common Stock does not exceed the amounts specified under Section 4 of this Debenture, as determined in accordance with Section 13(d) of the Exchange Act.
     The undersigned agrees to comply with the prospectus delivery requirements under the applicable securities laws in connection with any transfer of the aforesaid shares of Common Stock.
Conversion calculations:
Date to Effect Conversion:
Principal Amount of Debenture to be Converted:
Number of shares of Common Stock to be issued:
Signature:
Name:
Address for Delivery of Common Stock Certificates:
Or
DWAC Instructions:
Broker No:
Account No:

Schedule 1
CONVERSION SCHEDULE
The 10.75% Secured Convertible Debentures due on June 18, 2013 in the aggregate principal amount of $40,000,000 are issued by Teton Energy Corporation, a Delaware corporation. This Conversion Schedule reflects conversions made under Section 4 of the above referenced Debenture.
Dated:

Aggregate
Principal
Amount
Remaining
Subsequent to
Conversion
Date of Conversion		(or original
(or for first entry,	Amount of	Principal
Original Issue Date)	Conversion	Amount)	Company Attest

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